Exhibit (c)(5)

1585 Broadway New York, NY 10036

        June 2, 2007

Special Committee of the
Board of Directors
Laureate Education, Inc.
1001 Fleet Street
Baltimore, MD 21202

Members of the Special Committee of the Board:

        We understand that Laureate Education, Inc. (the "Company"), Wengen Alberta, Limited Partnership ("Parent") and L Curve Sub Inc., a direct subsidiary of Parent ("L Curve") propose to enter into an Amended and Restated Agreement and Plan of Merger, substantially in the form of the draft dated June 1, 2007 (the "Merger Agreement"), which provides, among other things, for (i) a tender offer (the "Tender Offer") for all outstanding shares of common stock, par value $0.01 per share of the Company (the "Company Common Stock") pursuant to which L Curve will pay $62.00 per share net to the seller in cash for each share of Company Common Stock accepted in the Tender Offer, and (ii) following the completion of the Tender Offer, the merger (the "Merger") of L Curve with and into the Company. Pursuant to the Merger, the Company will become a direct subsidiary of Parent and each outstanding share of the Company Common Stock, other than those shares held by Parent or L Curve, will be converted into the right to receive $62.00 per share in cash. We note that Douglas L. Becker, Steven Taslitz and certain trusts affiliated with each of them (collectively the "Rollover Investors") will contribute a portion of their shares of the Company Common Stock to Parent in exchange for shares of membership interests of Parent pursuant to their Equity Rollover Commitments (as defined in the Merger Agreement) immediately prior to the effective time of the Merger. We also note that certain funds and investors (collectively with the Rollover Investors, the "Investor Group") will invest in Parent. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement. We also note that the Rollover Investors and Parent intend to enter into a voting agreement (the "Voting Agreement") in connection with the Merger and that certain stockholders of the Company have agreed to tender their shares of the Company Common Stock pursuant to the Tender Offer on the terms and subject to the conditions set forth in certain tender agreements (the "Tender Agreements").

        You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement other than Parent, the Investor Group and their respective affiliates is fair from a financial point of view to such holders.

        For purposes of the opinion set forth herein, we have:

  i)
  reviewed certain publicly available financial statements and other business and financial information of the Company;

  ii)
  reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

  iii)
  reviewed certain financial projections prepared by the management of the Company;

  iv)
  discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

  v)
  reviewed the reported prices and trading activity for the Company Common Stock;

  vi)
  compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

  vii)
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  viii)
  participated in discussions and negotiations among representatives of the Company, Parent and their financial and legal advisors;

  ix)
  reviewed the Merger Agreement, the Tender Agreements, the Equity Rollover Commitments, the Voting Agreement, the Financing Commitments of Parent and L Curve (as defined in the Merger Agreement), substantially in the form of the drafts dated June 1, 2007, and certain related documents; and

  x)
  performed such other analyses and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have also assumed that the Tender Offer and the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions including, among other things, that Parent will obtain financing for the Tender Offer and the Merger in accordance with the terms set forth in the Financing Commitments and that the transactions contemplated by the Equity Rollover Commitments will be consummated in accordance with their terms. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Tender Offer and the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Tender Offer and the Merger. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to such matters.

        This opinion does not address the fairness of any consideration to be received by Parent, the Investor Group or their respective affiliates pursuant to the Merger Agreement or the Equity Rollover Commitments, the relative merits of the Tender Offer and the Merger as compared to the alternative transactions or strategies that might be available to the Company, or the underlying business decision of the Company to enter into the Tender Offer and the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and have received a fee for our services, and may receive an additional fee at the sole discretion of the Special Committee of the Board of Directors of the Company upon closing of the transaction. Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by affiliates of Parent. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company, affiliates of Parent or any other company or any currency or commodity that may be involved in this transaction.

        It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to whether stockholders should tender their shares of Company Common Stock in the Tender Offer or how the stockholders of the Company should vote at any stockholders' meeting if held in connection with the Merger.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement other than Parent, the Investor Group and their respective affiliates is fair from a financial point of view to such holders.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By:	/s/ RICHARD S. BRAIL Richard S. Brail Managing Director